Filed Pursuant to Rule 424(b)(1)

File No. 333-257752

PROSPECTUS

13,591,059 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale of up to 13,591,059 shares of our common stock, par value $0.001 per share, by the selling shareholders identified in this prospectus. The shares being offered by the selling shareholders include:

•	4,883,112 shares issuable upon conversion of promissory notes, including accrued interest and exercise of warrants issued in a private placement completed in May 2021;
•	962,387 shares issued in a private placement completed in December 2020;
•	7,582,060 shares issued in connection with our 2017 acquisition of Quasuras, Inc.; and
•	163,500 shares issued to service providers.

The selling shareholders may sell all or a portion of these shares from time to time, in amounts, at prices and on terms determined at the time of sale. The shares may be sold by any means described in the section of this prospectus entitled “Plan of Distribution.” We will pay the expenses relating to the registration under the Securities Act of 1933, as amended, of the offer and sale by the selling shareholders of the shares covered by this prospectus, including legal and accounting fees. Each selling shareholder, however, will pay and be responsible for all brokerage commissions and similar charges, if any, incurred by such person in connection with sales of such person’s shares. We will not receive any proceeds from the sale of these shares.

Our common stock is quoted on the OTCQB Venture Market under the trading symbol “MODD.” On July 2, 2021, the last reported closing price of our common stock was $5.65 per share.

Investing in our common stock involves risks. You should read and carefully consider the “Risk Factors” section of this prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any state regulatory agency has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 14, 2021

In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information.

We are not making an offer to sell or seeking an offer to buy any shares of common stock in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus is complete and accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities offered hereby.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict and/or quantify. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance and actual results could differ materially from those contained in or expressed by such forward-looking statements. In evaluating all such forward-looking statements we urge you to specifically consider the risk factors identified in this prospectus and the documents incorporated by reference herein, including in our 2021 Annual Report on Form 10-K under the heading “Risk Factors,” any of which could cause actual results to differ materially from those indicated by our forward-looking statements.

Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, regulatory, industry and competitive data and information on our business plans. You should not place undue reliance on our forward-looking statements, which are subject to risks and uncertainties relating to, among other things: (i) the widespread outbreak of contagious diseases, including the outbreak in 2020 of a respiratory illness caused by a novel coronavirus known as COVID-19, (ii) our ability to achieve a marketable product (i.e., our insulin pump), (iii) our ability to obtain all regulatory approvals and clearances relating to our insulin pump including those of the United States Food and Drug Administration, or FDA, (iv) the timing and costs of us obtaining all regulatory approvals and clearances identified in (iii) above, (v) compliance by us with all applicable laws, rules and regulations, including those of the Securities and Exchange Commission, or SEC, and the FDA, (vi) our ability to protect our intellectual property rights, (vii) the sufficiency of our cash position, (viii) our ability to raise additional financing when needed and the terms and timing thereof, (ix) that we have accurately analyzed our target market for our insulin pump, (x) market acceptance of our product by our target market, (xi) the existence or development of products for diabetes that are viewed by medical professionals, third party payors and insulin dependent people with diabetes as superior and/or more preferable to, or more affordable or cost efficient than our product, (xii) regulatory initiatives, compliance with governmental regulations and the regulatory approval process, (xiii) general economic and business conditions, (xiv) our ability and the costs and timing of us to successfully commercialize our product, (xv) changes in United States economic, political and social conditions, (xvi) our reliance on and our ability to retain (and if necessary, timely recruit and replace) our officers, directors and key employees and their ability to timely and competently perform at levels expected of them, (xvii) our ability to recruit and retain (and replace if necessary on a timely basis) competent professionals including third party consultants and advisors and their ability to timely and competently perform their services for us, (xviii) litigation, including related to our intellectual property rights and patents and claims against us for infringement on such rights of others as well as potential product liability claims against us, (xix) issues relating to the thinly traded market for our shares of common stock, (xx) our ability to compete in the diabetes marketplace with larger and more substantial medical device companies, (xxi) the specific risk factors discussed under the heading “Risk Factors” set forth in this prospectus and in our 2021 Annual Report on Form 10-K, and (xxii) various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties develop, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated by our forward-looking statements.

We intend that all forward-looking statements made in this prospectus and the documents incorporated by reference herein will be subject to the safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act of 1933, as amended (the Securities Act), to the extent applicable. Except as required by law, we do not undertake any responsibility to update these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by reference to another document that we have filed separately with the SEC rather than by including such information in this prospectus. You should read the information incorporated by reference herein because it is an important part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may supersede, supplement or modify some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference into this prospectus and the registration statement on Form S-1 (the Registration Statement), of which this prospectus is a part, to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been superseded, supplemented or modified. We incorporate by reference into this prospectus, and the Registration Statement of which this prospectus is a part, the following filed document listed below, except as superseded, supplemented or modified by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2021.
1

We also incorporate by reference herein any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), subsequent to the date hereof until the termination of the offering of the securities made under this prospectus; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K, including in any exhibits to such Form 8-K that are related to such items, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference above, including exhibits. Requests should be directed to:

Modular Medical, Inc.

16772 W. Bernardo Drive

San Diego, California 92127

858-800-3500

Attention: Chief Executive Officer

ir@modular-medical.com

The documents incorporated by reference may be accessed at our website: www.modular-medical.com.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC, as required by the Securities Exchange Act of 1934, as amended (the Exchange Act). The SEC maintains a site on the internet at www.sec.gov which contains reports and other information that we file electronically with the SEC. Our website address is www.modular-medical.com. The information in our website is not incorporated by reference into this report. Through a link on our website, we make available our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

This prospectus is part of our Registration Statement on Form S-1 that we filed with the SEC under the Securities Act, with respect to the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement because parts of the Registration Statement have been omitted, as permitted by SEC rules and regulations. You should review the information and exhibits in the Registration Statement for further information about us and the securities being offered hereby. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to herein are not necessarily complete and reference is made in each instance to the copy of the agreement, contract or other document filed as an exhibit to the Registration Statement. You can obtain a copy of the Registration Statement from the SEC’s website, which also can be accessed through a link on our website.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in shares of our common stock. You should read this entire prospectus and the documents incorporated by reference herein carefully before you decide to invest in shares of our common stock. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus and the documents incorporated by reference herein to “Modular Medical,” the “Company,” “we,” “our,” or “us” are to Modular Medical, Inc. and its subsidiary.

Overview

We are a development stage, medical device company focused on the design, development, and eventual commercialization of an innovative insulin pump to address shortcomings and problems represented by the relatively limited adoption of currently available pumps for insulin-requiring people with diabetes.

Diabetes is typically classified as either type 1 or type 2:

•	Type 1 diabetes is characterized by the body’s nearly complete inability to produce insulin. It is frequently diagnosed during childhood or adolescence. Individuals with type 1 diabetes require daily insulin therapy to survive.

•	Type 2 diabetes represents over 90% of all individuals diagnosed with diabetes and is characterized by the body’s inability to either properly utilize insulin or produce enough insulin. Initially, many people with type 2 diabetes attempt to manage their diabetes with improvements in diet and exercise and/or the use of oral medications and/or injection of glucagon-like peptide-1, or GLP-1, drugs. However, as their diabetes advances, patients progress to require insulin therapies, such as once-daily long-acting insulin, and, ultimately, intensified mealtime rapid-acting insulin therapy.

2

Glucose, the primary source of energy for cells, must be maintained at certain levels in the blood in order to permit optimal cell function and health. In people with diabetes, blood glucose levels fluctuate between very high, a condition known as hyperglycemia, and very low, a condition called hypoglycemia. Hyperglycemia can lead to serious long-term complications, including blindness, kidney disease, nervous system disease, occlusive vascular diseases, lower-limb amputation, stroke and cardiovascular disease, and death. Hypoglycemia can lead to confusion or loss of consciousness, often requiring a visit to the emergency room or, in certain cases, result in seizures, coma, and/or death.

The International Diabetes Federation, or IDF, estimates that, in 2019, approximately 460 million people had diabetes worldwide, and, that by 2045, this number will increase to 700 million people. According to the Seagrove 2021 Diabetes Blue Book, approximately 27 million people in the United States have diagnosed diabetes, of which type 1 diabetes accounts for approximately 7%, or approximately 1.8 million people. All people with type 1 diabetes, which is our primary market, require daily insulin. According to the Seagrove 2021 Diabetes Blue Book, approximately 18% of people with type 2 diabetes in the United States, or 4.7 million people, require insulin (basal alone represent 3.1 million and basal plus mealtime represent 1.6 million) to manage their diabetes. In this Report, we refer to people with type 1 diabetes and people with type 2 diabetes who require mealtime insulin as “insulin-requiring people with diabetes.”

Currently, there are two primary therapies available for insulin-requiring people with diabetes: multiple daily insulin injections directly into the body through syringes or insulin pens, referred to as Multiple Daily Injection, or MDI therapy, or the use of an insulin pump to deliver a continuous subcutaneous insulin infusion, or CSII therapy, into the body. Generally, CSII therapy is considered to provide a number of advantages over MDI therapy, primarily an improvement in glycemic control, as measured by certain diabetes management tests. Use of CSII therapy has proven to improve clinical outcomes while, importantly, reducing emergency room visits associated with low glucose.

Notwithstanding these advantages, the difficulty in use resulting from the complexity and cumbersome design of available insulin pumps, as well as high and often prohibitive costs for both the patient and insurance provider, has resulted not only in dissatisfaction among many existing pump users, but also has severely limited the adoption rate of insulin pumps by a segment of the diabetes population, who we refer to in this prospectus as “almost pumpers.”

We generally define almost pumpers as insulin-requiring people with diabetes who are aware of pumps and the potential benefits but, because of the shortcomings, cost, and complexity-of-use problems prevalent in available insulin pumps, continue to receive their daily insulin through MDI therapy.

Our initial target market for our insulin pump is the almost pumper population located in the United States.

Based upon our knowledge of the diabetes industry and information available and/or obtained by us, we believe that an estimated 31% of Americans with type 1 diabetes use insulin pump therapy and an estimated 30% of Americans with type 1 diabetes are whom we classify as almost pumpers. The remainder of the population treat their diabetes via MDI therapy.

Our design and development team is led by Paul DiPerna, our chairman, chief executive officer, and our largest shareholder. Mr. DiPerna has over 30 years of high-level experience in developing, designing, and obtaining U.S. Food and Drug Administration, or FDA, approval for and managing the commercialization of medical devices, including consumer and hospital-based insulin pumps, while working for such industry leading medical device companies as Baxter Healthcare, Inc., or Baxter, a supplier of drug therapies and associated pumping technologies, and Tandem Diabetes Care, Inc., or Tandem, a leading supplier of pumping technology to the existing insulin pumping marketplace, Mr. DiPerna was the founder of Tandem and designer of its initial product.

Our Insulin Pump Prototype

We have designed and developed working prototypes of our low-cost insulin pump that are now undergoing the testing required to submit for FDA approval. During this period, we have, and continue to devote, substantial time and resources to better understand the needs and preferences of almost pumpers to enable us to modify and refine our insulin pump to the needs and preferences of this target market. To help us better understand their needs and preferences, we obtained information about our target market and their care givers through one on one interviews, human factors testing, on-line and in person surveys, and focus groups at industry related tradeshows and conferences.

3

Pre-Commercialization Steps

While we have substantially completed the general engineering and mechanical aspects of our insulin pump prototype, prior to commercializing, we still must successfully complete a number of material steps including:

•	Continue to modify, refine and finalize our prototype so that it meets:
	o	the general needs and preferences of our almost-pumper target market based upon our knowledge of the diabetes industry and information available and/or obtained by us from almost pumpers and their caregivers; and
	o	the general guidelines of third-party payors, private and public insurance companies, preferred provider organizations and other managed care providers with particular focus on the guidelines established by the Center for Medicare and Medicaid Services, or CMS which administrates the United States Medicare program, or Medicare. To assist us in making such modifications and refinements, we have retained independent consultants to focus on ensuring that our product satisfies the existing coverage and reimbursement criteria of such third-party payors.
•	Continue to work closely with our regulatory consultants to complete, finalize and file our submission to the FDA for 510(k) clearance and all other documentation necessary to obtain approval of our insulin pump. This will include:
	o	engaging the FDA in a pre-submission conference to ensure that we understand and meet the FDA’s requirements, expectations and standards with regard to approval of our product. At this meeting, our team, including our FDA regulatory consultant, received FDA comments and guidance regarding our proposed submission during the pre-market notification period for 510(k) clearance (including any suggested modifications to the device description, indications for use or summary of supporting data contained in the notification);

	o	preparing and ensuring that our pre-market notification, which will be part of our FDA submission, demonstrates that our insulin pump, which is substantially equivalent to an insulin pump previously cleared by the FDA and legally marketed to the public; and
o

preparing our submission to the FDA, to include all of the appropriate results of tests (relating to, among other things, user effectiveness, sterility, pump efficiency and shipping compatibility) demonstrating safety and efficacy of our insulin pump in satisfaction of the mandates of the Federal Food, Drug and Cosmetics Act, or the FDCA, including requirements with regard to registration and listing, labeling, medical device reporting and good manufacturing practices. We currently expect to make this submission in the fourth calendar quarter of 2021.

•	Refine our manufacturing process during the submission process to identify and select a manufacturer of our insulin pump through a competitive bidding process, as we prepare for our product introduction;
•	Take such actions, if any, as may be required by the FDA as a condition to granting approval and providing 510(k) clearance for our insulin pump; and
•	Hire and retain appropriate sales and marketing personnel to develop, implement and launch a promotional campaign for our insulin pump substantially focused on our target market.

As with any medical device attempting to enter and successfully compete with existing products in an established and competitive marketplace, we will face significant hurdles to accomplish the above steps to commercialization including:

•	Obtaining FDA 510(k) clearance to market and sell our insulin pump to the public;

•	Obtaining any other FDA-required approvals with regard to our product, as required by the FDCA;

•	Educating endocrinologists, physician’s assistants, nurse practitioners and nurse educators, who typically prescribe pump usage, and certified diabetes educators and dieticians, who provide education and guidance to diabetes patients, as to what we believe to be the superior qualities of our product;

•	Demonstrating to select general practitioners, who have historically been skeptical of the heightened support inherent in insulin pumps, our product’s ease of use and convenience;

•	Ensuring that our final product does, in fact, meet the needs of almost-pumpers;

•	Overcoming the historic obstacles and reluctance of almost-pumpers to using insulin pumps to treat their diabetes; and

•	Ensuring that third party payors agree to cover all or a substantial portion of the purchase price and recurring costs of the use of our insulin pump.

We believe that there are a number of shortcomings and issues with currently available insulin pumps that prevent a substantial number of people who require insulin on a daily basis from choosing an insulin pump to treat their diabetes. We believe, that by tailoring our insulin pump to address such factors, we can expand the scope and adoption rate of insulin pump usage. We believe that to achieve broader market acceptance, an insulin pump must be easier to learn to use, be less time consuming to operate, more intuitive to both patients and physicians, and meet the standards for coverage by insurance providers so that co-payments required from patients are affordable and the hurdles to insurance coverage are significantly reduced.

4

Among the more prominent issues are:

•

Complexity: Many existing pumps are highly complex and require significant technical expertise to use effectively. We believe such pumps were designed for “super users,” who have high levels of motivation and technical competence. The complexity of pumps proves daunting to less technically inclined users.

•	Cumbersome: We believe that a majority of existing pumps are bulky and difficult to manage, in many cases requiring additional equipment to introduce a catheter to the patient’s body and up to 48 inches of tubing, which must be replaced frequently, to connect the catheter to a pump. This requires users to carry spare parts and other equipment adding to the encumbrance of using the pump.

•	Cost: Costs associated with insulin pump therapy are high and can be prohibitive, especially for those on fixed or limited incomes. These costs vary by pump, but multi-thousand-dollar upfront payments, often with substantial co-payments in addition to possible daily co-payments on consumables, can easily place current pumps out of reach for patients. This makes insurance providers hesitant to pay for them, leading to limited or absent reimbursement/coverage and high hurdles for patients to gain access.

Our team has substantial knowledge of the diabetes industry and experience in developing, winning approval for, and bringing insulin pumps to market. Based on this experience, we believe that our innovative insulin pump, using a new and proprietary method of pumping insulin, can address most or all of these shortcomings. It provides a state-of-the-art insulin pump capable of both basal (steady flow) and bolus (mealtime dosing) insulin disbursement. It also has been designed considering a natural migration path to multi-chamber/multi-liquid pumps, potentially offering an exciting array of new therapies to patients with diabetes and other conditions.

Our goal is to become the leader in expanding access to insulin pump technology to a wider portion of diabetes sufferers and provide not just care for the super users, but “diabetes care for the rest of us.”

Acquisition of Quasuras, Inc., Private Placements and Other Transactions

The shares of our common stock being offered by the selling shareholders named herein pursuant to this prospectus were issued in connection with certain of the transactions described below:

Quasuras Acquisition

In July 2017, pursuant to a Reorganization and Share Exchange Agreement by and among, us, Paul M. DiPerna, the then sole officer and director and the controlling stockholder of Quasuras, Inc. (Quasuras), James E. Besser and Morgan Frank, we acquired all of the outstanding shares of Quasuras’ common stock (the Acquisition), then owned by Messrs. DiPerna, Besser and Frank, in exchange for a total of 7,582,060 shares of our common stock. We are registering these shares for resale by the selling shareholders holding such shares, as identified in the footnotes to the selling shareholder table herein.

2017 Placement

In July 2017, we sold to accredited investors in a private placement (the 2017 Placement) a total of 7,801,213 shares of our common stock at a purchase price of $0.66 per share, resulting in gross proceeds to us of $4,731,872.

2018 Placement

Between November 2018 and March 2019, we sold to accredited investors in a private placement (the 2018 Placement) a total of 1,856,988 shares of our common stock at a purchase price of $2.25 per share, resulting in gross proceeds to us of $4,142,666.

2020 Placement

Between March 2020 and December 2020, we sold to accredited investors in a private placement (the 2020 Placement) a total of 962,387 shares of our common stock at a purchase price of $2.87 per share, resulting in gross proceeds to us of $2,762,054. We are registering all such shares for resale by the selling shareholders holding such shares, as identified in the footnotes to the selling shareholder table herein. All of the shares of our common stock purchased in the 2020 Placement were issued for cash.

2021 Placement

Between February and May 2021, we issued to accredited investors in a private placement (the 2021 Placement) $6,610,550 aggregate principal amount of our 12% unsecured convertible promissory notes, due 12 months from each respective issuance date, at par and warrants to purchase in the aggregate 2,285,736 shares of our common stock at an exercise price of $8.00 per share, exercisable for a 5-year period, as provided in such warrants. We are registering for resale all shares issuable upon conversion of the notes, including accrued interest for the term of the notes, and exercise of the warrants for the selling shareholders identified as holders thereof in the footnotes to the selling shareholder table herein.

Other Transactions

In 2019, we issued 30,000 shares of our common stock for cash to a service provider, and, in 2021, we issued a total of 133,500 shares of common stock to three service providers in exchange for services. We are registering all such shares of our common stock for resale by the three selling shareholders identified as holders of such shares in the footnotes to the selling shareholder table herein.

5

Share Transfers

Pursuant to the Stock Transfer, Assignment and Voting Agreement dated as of December 30, 2020 (the DiPerna Transfer Agreement), Mr. DiPerna transferred all 7,220,400 shares of our common stock that he received in the Acquisition to: his adult daughters Kelsie DiPerna (500,000 shares) and Alaria DiPerna (500,000 shares), the Paul DiPerna Irrevocable Trust (the Irrevocable Trust) (6,000,000 shares) and the Paul DiPerna Trust (the Trust) (220,400 shares). Each such transferee is a selling shareholder herein with respect to the shares transferred to such transferee pursuant to the DiPerna Transfer Agreement and any other shares being offered hereby by such persons, as set forth in the selling shareholder table and the footnotes thereto.

Our offer and sale of all of the foregoing shares in connection with the Quasuras Acquisition, the 2020 Placement, for services rendered by certain of our service providers and the other transactions were intended to be exempt from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) of the Securities Act and the safe harbor provisions of Rule 506(b) of Regulation D thereunder, as applicable to sales of securities exclusively to accredited investors, as that term is defined in Rule 501(a) of Regulation D.

The Offering

Securities being offered:	Up to 13,591,059 shares of common stock, consisting of: (i) 4,883,112 shares issuable upon conversion of the convertible notes, including accrued interest thereon, and exercise of the warrants issued in the 2021 Placement, (ii) 962,387 shares issued in the 2020 Placement, (iii) 7,582,060 shares issued in the Acquisition, and (iv) 163,500 shares issued to service providers. See “Selling Shareholders.”

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of shares of our common stock by the selling shareholders. See “Use of Proceeds.”

Market symbol for common stock:	Our common stock is quoted on the OTCQB Venture Market under the trading symbol “MODD.” On July 2, 2021, the closing price was $5.65 per share. See “Description of Our Common Stock.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider all the information in this prospectus, the documents incorporated by reference into this prospectus and the risks and uncertainties discussed under the heading “Risk Factors” contained in this prospectus and in Item 1A “Risk Factors” of our 2021 Annual Report on Form 10-K, incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus. Our business, operating results and/or financial condition could be adversely affected by any of these risks. The risks described this prospectus and in our 2021 Annual Report on Form 10-K are not the only ones we face. The occurrence of any of the risks described in this prospectus and in our 2021 Annual Report on Form 10-K or future or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect, among other things, our business, financial position, results of operations or cash flows. Any then market price for our common stock could also decline significantly due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our common stock, you should also refer to the other information included in this prospectus and in the documents incorporated by reference herein, including our 2021 Annual Report on Form 10-K. You should also read carefully the section above entitled “Cautionary Note Regarding Forward Looking Statements.”

Risks Relating to Our Common Stock

The sale of shares by the selling shareholders may cause our stock price to decline.

The selling shareholders may sell, in accordance with the limitations set forth in this prospectus, up to the 13,314,463 shares of common stock covered by this prospectus, in the public markets. Because of the lack of an active trading market for our shares, any such sales that are able to be made will likely cause our stock price to decline.

Purchasers in this offering may experience immediate and substantial dilution.

The current trading price of our common stock that may be offered for resale pursuant to this prospectus is higher than the current net tangible book value per share of our common stock. Therefore, if you purchase shares of common stock being offered under this prospectus, you may incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock. In addition, you may experience dilution if we issue additional shares of common stock including, without limitation, shares issuable under outstanding options and under our equity incentive plan or other compensation plans that may be implemented in the future and upon conversion, exercise or exchange of our outstanding common stock equivalents, including any that we may issue in the future.

6

We have no revenues and substantial indebtedness, which could adversely affect our business and financial position and, among other things, our ability to raise additional capital and our ability to satisfy our financial obligations.

Because we are a development stage company, we have not and do not anticipate generating any immediate revenues. As a result, we are dependent upon our ability to raise capital through sales of our debt and equity securities.

As a result of the issuance of our convertible promissory notes in the 2021 Placement, we now have substantial outstanding indebtedness, which could adversely affect, among other things, our business, financial position and our ability to raise additional capital and satisfy our financial obligations. The impact of such indebtedness may include, among other things:

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, or other general business purposes;
•	require us to use a substantial portion of any future cash flow from operations and/or capital raised to make debt service payments instead of other business purposes, thereby reducing the amount of any future cash flow and/or capital raised available for future working capital, capital expenditures, acquisitions, or other general business purposes;
•	limit our flexibility to plan for, or react to, changes in our business and industry;
•	place us at a competitive disadvantage compared with our less-leveraged competitors;
•	increase our vulnerability to the impact of adverse economic, competitive, and industry conditions; and
•	increase our cost of borrowing.

We have not held regular annual meetings of shareholders in the past, and if we are required by the Nevada District Court to hold an annual meeting pursuant to Nevada Revised Statutes §78.345(1), it could result in the unanticipated expenditure of funds, time and other Company resources.

Section 2.01 of our Amended Bylaws provides that an annual meeting of shareholders shall be held each year on a date and at a time designated by our board of directors. Section 78.345(1) of the Nevada Revised Statutes provides that, if there is a failure to hold the annual meeting for a period of 18 months after the last election of directors, shareholders owning at least 15% of the voting power of the outstanding common stock may apply to the Nevada district court to order the election of directors. We have not held regular annual meetings of shareholders in the past because approximately 75% of our voting stock is owned by our largest shareholders, thereby making it easy to obtain written consent in lieu of a meeting when necessary. Moreover, handling matters by written consent allows us to save on financial and administrative resources required to prepare for and hold such annual meetings. To our knowledge, no shareholder or director has requested our management to hold such an annual meeting and no shareholder or director has applied to the Nevada district court seeking an order directing us to hold such an annual meeting of shareholders. However, if one or more shareholders or directors were to apply to the Nevada district court seeking such an order, and if the Nevada district court were to order an annual meeting before we were prepared to hold one, the preparation for an annual meeting of shareholders and the meeting itself could result in the unanticipated expenditure of funds, time, and other resources of ours.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling shareholders. We will receive no proceeds from the sale of shares of common stock by the selling shareholders. For more information about the selling shareholders, see “Selling Shareholders,” below.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of our shares by the selling shareholders. The selling shareholders acquired our shares or our securities convertible or exercisable into our shares in certain transactions including, without limitation, the 2021 Placement, the 2020 Placement and certain other transactions. For a more complete summary of such transactions, refer to the disclosure under the heading “Prospectus Summary— Acquisition of Quasuras, Inc., Private Placements and Other Transactions.” The total number of our shares of common stock offered and sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations, and recapitalizations with regard to our common stock, pre-payment and/or conversion prior to maturity of our convertible promissory notes and the anti-dilution provisions in such notes and our common stock purchase warrants issued in the 2021 Placement. Unless otherwise stated below in the footnotes, to our knowledge, no selling shareholder: (i) has held any position or office with us during the three years prior to the date of this prospectus or (ii) is a broker-dealer, or an affiliate of a broker-dealer.

7

Set forth below is the name of each selling shareholder and the amount and percentage of common stock owned by each prior to this offering, the shares to be sold in this offering, and the amount and percentage of common stock to be owned by each after this offering assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive power with respect to shares held by the selling shareholders.

The amounts and percentages of shares beneficially owned by a person are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of the security. A person is also deemed a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be acquired this way are deemed to be outstanding for purposes of computing a person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities to which that person has no economic interest.

The following table is based on information provided to us by the selling shareholders and is as of June 15, 2021. The selling shareholders may sell all or some of the shares of common stock they are offering and may sell unless indicated otherwise in the footnotes below shares of our common stock otherwise pursuant to this prospectus. The tables below assume that each selling shareholder sells all of the shares offered by it in offerings pursuant to this prospectus and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

8

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering (1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering (1)	Percent of Shares of Common Stock Owned After Offering (1)(2)
Paul DiPerna Irrevocable Trust	7,917,127	(3)	6,000,000	(4)	1,917,127	10.11
Kelsie DiPerna	520,694	(5)	500,000	(4)	20,694	*
Alaria DiPerna	500,000	(6)	500,000	(4)	—	—
Paul DiPerna Trust	7,917,127	(3)	296,237	(7)(8)	7,620,890	40.18
James E. Besser	7,317,254	(9)	285,359	(7)(13)	7,136,424	37.62
Morgan Frank	7,367,254	(10)	180,830	(4)	6,428,076	33.89
JEB Partners, LP	7,317,254	(9)	34,843	(11)	7,177,882	37.85
Johnathan Liew	125,000		125,000	(11)	—	—
Christopher Davis	876,381	(8)(12)	476,381	(8)	400,000	2.11
Christopher B. Davis Guardianship Dated 1/25/2007	222,667	(13)(14)	100,000	(11)	122,667	*
Pepper Grove Holdings Limited	238,615	(12)(13)	87,100	(11)	151,515	*
Andrew O. Davis Trustee U/A Dated 7/9/1999	70,000		70,000	(11)	—	—
Church & Keeler, Inc.	66,000		66,000	(15)	—	—
Ray E. Gallo	79,444	(13)(14)	35,000	(11)	44,444	*
Encode Ideas LP	60,000		60,000	(15)	—	—
Cynthia Collins Revocable Trust	34,843		34,843	(11)	—	—
Atwood P. Collins	79,287	(13)(14)	34,843	(11)	44,444	*
Vincent Daniel	34,843		34,843	(11)	—	—
Manchester Explorer, LP	7,317,254	(9)	793,191	(8)(13)	6,524,063	34.40
Anthony W. Showen	34,842		34,842	(11)	—	—
Samuel Davis Trust FBO Alma Davis dated 5/22/2008	30,000		30,000	(11)	—	—
Scott Mallett	30,000		30,000	(16)	—	—
Clive Anthony Caunter	325,303	(8)(12)(13)	98,030	(8)(13)	227,273	1.20
Andrew W. Hoevet	17,421		17,421	(11)	—	—
Keith Pospisil	17,421		17,421	(11)	—	—
Manfredo Radicati Di Primeglio	107,725	(8)(13)	107,725	(8)(13)	—	—
SMY Professional Corporation	15,000		15,000	(11)	—	—
Robert B. Wetzel	8,750		8,750	(11)	—	—
Alex Alim	7,500		7,500	(15)	—	—
Manoj Surapreni	2,961		2,961	(11)	—	—
Hallfield Holding S.A.	590,942		590,942	(17)	—	—
Blackwell Partners LLC – Series A	508,808	(18)	237,515	(17)	156,000	*
Kestrel Flight Fund	369,342		369,342	(17)	—	—
683 Capital Partners, LP	813,784	(8)(14)	369,340	(17)	444,444	2.34
William J. Febbo	214,404	(19)	147,737	(17)	166,667	*
Thurston Street IRA, LLC	147,737		147,737	(17)	—	—
Dirk Horn	188,479	(8)(12)	112,479	(17)	76,000	*
Batten Trustee Ltd.	110,802		110,802	(17)	—	—
Anson Beard	110,802		110,802	(17)	—	—
Tony Cilluffo	110,802		110,802	(17)	—	—
Chris Wardle	110,802		110,802	(17)	—	—
Chad M. Nelson	92,337		92,337	(17)	—	—
Robin Russell	151,229	(8)(12)	75,229	(17)	76,000	*
Tariq Massood	74,427		74,427	(17)	—	—
Harvey R. Boshart	73,870		73,870	(17)	—	—
Balkin Family Investments LLC	73,870		73,870	(17)	—	—
Stanley Philip Kaplan	73,870		73,870	(17)	—	—
Kern Capital LLC	73,870		73,870	(17)	—	—
Lawrence Groo	111,870		73,870	(17)	38,000	*
Evan & Micah Weis Trust	55,402		55,402	(17)	—	—
Scott Weiss Trust	55,402		55,402	(17)	—	—
David Wambeke	55,402		55,402	(17)	—	—
Harry Mills Scio	77,639	(8)(12)	37,639	(17)	40,000	*
Giovanna Todini	37,639		37,639	(17)	—	—
Dogma Holdings	58,937	(8)(14)	36,935	(17)	22,002	*
The Rory S Green Trust	36,935		36,935	(17)	—	—
Adam Leff	36,935		36,935	(17)	—	—
Mark B. Michael	36,935		36,935	(17)	—	—
Solas Capital Partners, LP	508,808	(18)	19,362	(17)	21,778	*
Solas Capital Partners II, LP	508,808	(18)	38,597	(17)	35,556	*
Joanne Rachel Gambi	30,113		30,113	(17)	—	—

*Represents less than 1%

(1)	Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or investment power. Shares of common stock subject to options, warrants or other convertible securities that are exercisable or convertible currently or within 60 days, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentages are based on 18,966,148 shares of common stock outstanding as of June 15, 2021.

(3)	Includes (i) 6,000,000 shares directly held by the Paul DiPerna Irrevocable Trust (the Irrevocable Trust), (ii) 1,000,000 shares directly held by Mr. DiPerna’s adult daughters, Kelsie DiPerna and Alaria DiPerna, which shares Mr. DiPerna has sole voting power over; (iii) 523,430 shares directly held by the Paul DiPerna Trust (the Trust), of which 303,030 shares were purchased in the 2017 Placement, (iv) 75,837 shares issuable upon (a) conversion of a $102,663 aggregate principal amount convertible promissory note, including conversion of accrued interest for the term of such note, and (b) exercise of warrants purchased by Mr. DiPerna in the 2021 Placement, and (v) 317,860 shares issuable upon exercise of stock options granted to Mr. DiPerna under our equity incentive plan. The 6,000,000 shares held by the Irrevocable Trust, 1,000,000 shares held by Mr. DiPerna’s adult daughters and 220,440 shares held by the Trust were issued to Mr. DiPerna in the Acquisition and transferred to such persons in December 2020 pursuant to the DiPerna Transfer Agreement. Mr. DiPerna is the chairman of our board of directors, and also serves as our chief executive officer, chief financial officer, and secretary. Mr. DiPerna is the trustee of the Irrevocable Trust and the Trust. The address for Mr. DiPerna is c/o Modular Medical, Inc., 16772 W. Bernardo Drive, San Diego, California 92127.

(4)	Represents shares issued in the Acquisition.

(5)	Represents (i) 500,000 shares gifted to such person in December 2020 pursuant to the DiPerna Transfer Agreement, which shares Mr. DiPerna has sole voting power over and (ii) 20,694 shares issuable upon exercise of stock options issued under our equity incentive plan.

(6)	Represents 500,000 shares gifted to such person in December 2020 pursuant to the DiPerna Transfer Agreement, which shares Mr. DiPerna has sole voting power over.

(7)	Includes shares issued in the Acquisition.

(8)	Includes shares issuable upon (a) conversion of the convertible promissory notes, including conversions of accrued interest for the term of such notes and (b) exercise of warrants issued in the 2021 Placement.

9

(9)	Includes (i) 374,248 shares directly held by Mr. Besser, of which: (a) 180,830 shares were received in the Acquisition in exchange for Mr. Besser’s shares of Quasuras, (b) 88,889 shares purchased in the 2018 Placement and (c) 104,529 shares purchased in the 2017 Placement; (ii) 5,051,409 shares held by Manchester Explorer, L.P. (Manchester) of which: (a) 4,545,455 shares were purchased in the 2020 Placement, (b) 471,111 shares were purchased in the 2018 Placement, and (c) 34,483 were purchased in the 2020 Placement; (iii) 758,348 shares issuable upon (A) conversion of a $1,026,630 aggregate principal amount convertible promissory note, including conversion of accrued interest for the term of such note, and (B) exercise of warrants purchased by Manchester in the 2021 Placement; (iv) 952,419 shares held by JEB Partners, L.P. (JEB Partners) of which (a) 757,576 shares were purchased in the 2017 Placement, (b) 160,000 shares were purchased in the 2018 Placement and (c) 34,843 shares were purchased in the 2020 Placement; and (v) 180,830 shares held by Mr. Frank, which shares were received in the Acquisition in exchange for Mr. Frank’s shares of Quasuras. Mr. Besser, as the managing member, and Mr. Frank, as the portfolio manager and consultant of Manchester Management, LLC (MMC), the general partner of Manchester and JEB Partners, have shared voting and dispositive power over shares held by Manchester and JEB Partners. The address for Mr. Besser is c/o MMC, 2 Calle Candina, No. 1701, San Juan, Puerto Rico 00907.

(10)	Includes (i) 180,830 shares directly held by Mr. Frank which shares were received in the Acquisition in exchange for Mr. Frank’s shares of Quasuras; (ii) 374,248 shares directly held by Mr. Besser, of which: (a) 180,830 shares were received in the Acquisition in exchange for Mr. Besser’s shares of Quasuras; (b) 88,889 shares were purchased in the 2018 Placement; and (c) 104,529 shares were purchased in the 2017 Placement; (iii) 5,051,409 shares held by Manchester of which: (a) 4,545,455 shares were purchased in the 2017 Placement, (b) 471,111 shares were purchased in the 2018 Placement, and (c) 34,483 were purchased in the 2020 Placement; (iv) 758,348 shares issuable upon (a) conversion of a $1,026,630 aggregate principal amount convertible promissory note, including conversion of accrued interest for the term of such note, and (b) exercise of warrants purchased by Manchester in the 2021 Placement; (v) 952,419 shares held by JEB Partners, L.P. (JEB Partners) of which (a) 757,576 shares were purchased in the 2017 Placement, (b) 160,000 shares were purchased in the 2018 Placement and (c) 34,843 shares were purchased in the 2020 Placement; and (vi) 50,000 shares issuable to Mr. Frank upon exercise of stock options issued under our equity incentive plan. Mr. Frank is a member of our board of directors. Mr. Frank, as the portfolio manager and consultant of MMC, and Mr. Besser, as the managing member of MMC, and the general partner of Manchester and JEB Partners, have shared voting and dispositive power over shares held by Manchester and JEB Partners. The address for Mr. Frank is c/o MMC, 2 Calle Candina, No. 1701, San Juan, Puerto Rico 00907.

(11)	Represents shares purchased in the 2020 Placement.

(12)	Includes shares purchased in the 2017 Placement.

(13)	Includes shares purchased in the 2020 Placement.

(14)	Includes shares purchased in the 2018 Placement.

(15)	Represents shares issued in exchange for services rendered.

(16)	Represents shares issued in June 2019 in exchange for cash.

(17)

Represents shares issuable upon (a) conversion of convertible promissory note(s) including conversion of accrued interest for the term of such note(s), and (b) exercise of warrants purchased in the 2021 Placement.

(18)

Includes (i) 156,000 shares purchased in the 2018 Placement and held directly by Blackwell Partners, LLC-Series A (Blackwell) for which Solas Capital Management, LLC (Solas Capital Management) acts as its investment manager for and has voting and dispositive power over; (ii) 237,515 shares issuable upon (a) conversion of a convertible promissory note, including conversion of accrued interest for the term of such note, and (b) exercise of warrants purchased by Blackwell in the 2021 Placement; (iii) 21,778 shares purchased in the 2018 Placement and held directly by Solas Capital Partners, LP, of which Solas Capital Management is the investment manager of and has voting and dispositive power over; (iv) 19,362 shares issuable upon (a) conversion of a convertible promissory note, including conversion of accrued interest for the term of such note, and (b) exercise of warrants purchased by Solas Capital Partners, LP in the 2021 Placement; (v) 35,556 shares purchased in the 2018 Placement and held directly by Solas Capital Partners II, LP, of which Solas Capital Management is the investment manager of and has voting and dispositive power over; and (vi) 38,597 shares issuable upon (a) conversion of a convertible promissory note, including conversion of accrued interest for the term of such note, and (b) exercise of warrants purchased by Solas Capital Partners II, LP in the 2021 Placement. The address for Solas Capital Management is 1063 Post Road, Darien, CT 06820.

(19)

Represents (i) 147,737 shares issuable upon (a) conversion of a $200,000 convertible promissory note, including conversion of accrued interest for the term of such note, and (b) exercise of warrants purchased in the 2021 Placement and (ii) 66,667 shares issuable upon exercise of stock options issued under our equity incentive plan. Mr. Febbo is a member of our board of directors.

10

PLAN OF DISTRIBUTION

We are not offering any of the selling shareholders’ shares. Such shares may be sold by the selling shareholders from time to time at prevailing market prices. We will not receive any of the proceeds from any sale by the selling shareholders.

The selling shareholders, which for this purpose includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, dividend, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted, or in private transactions. These sales or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when selling our shares or interests in our shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of our shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders may also transfer our shares in other circumstances, in which case the transferees, pledgees or other successors will be the selling beneficial owners for purposes of this prospectus.

11

In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our shares in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling shareholders.

The selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or under Section 4(1) of the Securities Act, if available, rather than by means of this prospectus.

In connection with the sale of shares of common stock covered by this prospectus, broker-dealers may receive commissions or other compensation from a selling shareholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares of common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on behalf of a selling shareholder that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate amount of compensation in the form of underwriting discounts, concessions, commissions or fees and any profit on the resale of shares by the selling shareholders that may be deemed to be underwriting compensation pursuant to Financial Industry Regulatory Authority, Inc., rules and regulations will not exceed applicable limits.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

12

Penny Stock Rules / Section 15(g) of the Exchange Act

Our shares may be considered penny stock covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 (including spouse’s net worth and may include the fair market value of home furnishings and automobiles, but excluding from the calculation the value any primary residence and the related amount of any indebtedness on primary residence up to the fair market value of the primary residence (any indebtedness that exceeds the fair market value of the primary residence must be deducted from net worth calculation)) or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person’s compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination and that it is unlawful to effect the transaction without written authorization for the transaction from the customer.

The application of the penny stock rules may affect your ability to resell your shares due to broker-dealer reluctance to undertake the above-described regulatory burdens.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling shareholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share. As of June 15, 2021, we had 18,966,148 common shares issued and outstanding.

The following description is a summary, does not purport to be complete and is subject to and qualified in its entirety by reference to our second amended and restated articles of incorporation, and our bylaws, as amended, each of which is incorporated herein by reference and are exhibits to the registration statement of which this prospectus forms a part. We encourage you to read our articles of incorporation, our bylaws and the applicable provisions of the Nevada Revised Statutes (the “NRS”) for additional information.

Common Stock

Each holder of our common stock is entitled to a pro rata share of any cash distributions made to shareholders, including any dividend payments. The holders of our common stock are entitled to one vote for each share or record on all matters to be voted on by our shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, under our charter documents, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. Our board of directors currently are elected as a single class. Our board of directors may from time to time declare dividends on our outstanding shares. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

13

Anti-Takeover Effects of Nevada Law and our Articles of Incorporation and Bylaws

Our articles of incorporation, our bylaws and the NRS contain certain provisions that could delay or make more difficult an acquisition of control of us not approved by our board of directors, whether by means of a tender offer, open market purchases, proxy contests or otherwise. These provisions have been implemented to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in the best interest of our company and our shareholders. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of our company even if such a proposal, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

Set forth below is a description of the provisions contained in our articles of incorporation, bylaws and NRS that could impede or delay an acquisition of control of our company that our board of directors has not approved. This description is a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws.

Authorized But Unissued Preferred Stock

We are currently authorized to issue a total of 5,000,000 shares of preferred stock. Our articles of incorporation provide that our board of directors has the right in its discretion to issue preferred stock without approval of our shareholders and to set the series, classes, rights, privileges and preferences of our preferred stock or any classes, or series thereof without approval. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control. As of June 15, 2021, we had no outstanding shares of our preferred stock.

Filling Vacancies and Increases in Director

Any vacancies on our board occurring by reason of death, resignation or otherwise, or if the number of our directors is increased, the directors then in office shall continue to act and such vacancies or newly created directorships shall be filled by a vote of such then directors, though less than a quorum, in any way approved by the meeting. Any directorship to be filled by reason of removal of one or more directors by the shareholders may be filled by election by the shareholders at the meeting at which the director or directors are removed.

Removal of Director

Our bylaws provide that, at a meeting of our shareholders expressly called for that purpose, one or more of our directors may be removed by a vote of a majority of our outstanding shares of common stock entitled to vote at an election of directors.

Board Action Without Meeting

Our bylaws provide that any action required to be taken at a meeting of our directors or any other action which may be taken at a meeting of our directors or of a committee, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by all of the directors, or all of the members of the committee, as the case may be, which such consent shall have the same legal effect as a unanimous vote of all the directors or members of the committee. Board action through written consent allows our board to make swift decisions, including in the event of a hostile takeover attempt by current management.

No Cumulative Voting

Our bylaws and articles of incorporation do not provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Re-Capitalization

Our articles of incorporation provide that our board of directors, without the approval of our shareholders, may adopt any re-capitalization affecting our outstanding securities by effecting a forward or reverse split of all of our outstanding securities.

Stockholder Proposals

Except to the extent required under applicable laws, we are not required to include on our proxy card, or describe in our proxy statement, any information relating to any shareholder proposal and disseminated in connection with any meeting of shareholders.

14

Amendments to Articles of Incorporation and Bylaws

Our by-laws give both our board of directors and shareholders the right to amend, alter, repeal and adopt new bylaws, except that (i) bylaws adopted or amended by our shareholders may not be altered or repealed by our board of directors; and (ii) no bylaws shall be adopted by our board of directors that require more than a majority of our outstanding voting shares for a quorum at a meeting of our shareholders, or more than a majority of the votes cast to constitute action by our shareholders, except where higher percentages are required by law.

Nevada Statutory Provisions

Although pursuant to our articles of incorporation and bylaws we elected that the Nevada Control Share Acquisition Act, Sections 78.378 to 78.3793, inclusive, of the NRS, does not apply to us, we are subject to the provisions of NRS 78.411 to 78.444, inclusive, which generally prohibit a publicly held Nevada corporation from engaging in a “combination” with an “interested stockholder” (each as defined) that is the beneficial owner, directly or indirectly, of at least ten percent of the voting power of the outstanding voting shares of the corporation or is an affiliate or associate of the corporation that previously held such voting power within the past three years, for a period of three years after the date the person first became an “interested stockholder,” subject to certain exceptions for authorized combinations, as provided therein.

Pursuant to NRS 78.195, our articles of incorporation provide for the authority of our board of directors to, without shareholder approval, issue shares of our preferred stock in series or classes by filing an amendment thereto and to establish from time to time the number of shares to be included in such series or class and to fix the designation, powers, preferences and rights of the shares of each such series or class and the qualifications, limitations or restrictions thereof.

Classification of Directors

Although to date our board of directors has not elected to do so, our bylaws authorize our board to divide our directors into either two or three classes, with each class to be as nearly equal in number as possible and the term of office of the directors of the first class to expire at the first annual meeting of shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class, if any, to expire at the third annual meeting after their election. At each annual meeting after such classification, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the second succeeding annual meeting, if there be two classes, or until the third succeeding annual meeting, if there be three classes

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Colonial Stock Transfer Co., Inc.

Dilution

The current trading price of our common stock that may be offered for resale pursuant to this prospectus is higher than the current net tangible book value per share of our common stock. Therefore, if you purchase shares of common stock in this offering, you may incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock.

This offering is for sales of common stock by the selling shareholders on a continuous or delayed basis in the future. Neither sales of common stock by the selling shareholders nor cash payments made by the purchasers of the common stock will result in a change to the net tangible book value per share before and after the sale of the shares by the selling shareholders. Prospective investors should be aware, however, that the price of shares of common stock may not bear any rational relationship to the net tangible book value per share of the common stock. See “Risk Factors – Purchases in this offering may experience immediate and substantial dilution,” above.

15

MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCQB Venture Market under the trading symbol “MODD.” There is no established trading market for shares of our common stock and trading in shares of our common stock is limited and sporadic. No assurances can be given that any such trading market will develop or be maintained.

Number of Equity Security Holders

As of June 15, 2021, we had approximately 100 holders of record of our common stock. This does not include beneficial owners holding common stock in street name. As such, the number of beneficial holders of our shares could be substantially larger than the number of shareholders of record.

LEGAL MATTERS

The validity of the shares offered in this prospectus is being passed upon for us by Gusrae Kaplan Nusbaum PLLC, New York, New York.

EXPERTS

The consolidated balance sheets of Modular Medical, Inc. as of March 31, 2021 and March 31, 2020, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended have been audited by Farber Hass Harley LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein. Such consolidated financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

16